Exhibit 99.1

Genworth Financial Announces Fourth Quarter 2018 Results

Fourth Quarter Net Loss Of $329 Million And Adjusted Operating Loss Of $291 Million

Full Year Net Income Of $119 Million And Adjusted Operating Income Of $179 Million

•	All Required U.S. Insurance Regulatory Approvals Have Been Received For The Proposed Transaction With China Oceanwide Holdings Group Co., Ltd (Oceanwide)

•	Oceanwide Merger Agreement Deadline Extended To March 15, 2019; In Discussions With Canada Regarding National Security Matters Including Customer Data Protection

•	U.S. Mortgage Insurance (MI) Full Year Adjusted Operating Income Of $490 Million, Increased 58 Percent Compared To 2017

•	Strong Capital Levels Above Management Targets In U.S., Canada And Australia MI

•	U.S. MI’s PMIERs[1] Sufficiency Ratio At 129 Percent, In Excess Of $750 Million Above Current Requirements And More Than $550 Million Above The Revised Standards (PMIERs 2.0) Effective March 31, 2019

•	Annual U.S. GAAP Assumption Review Completed For U.S. Life Insurance

•	Long Term Care Insurance (LTC) Active Life U.S. GAAP Margins Approximately $0.5 To $1.0 Billion, Consistent With Prior Year

•	After-Tax Increase In LTC Reserves Of $258 Million Related To Changes To Benefit Utilization Rate, Claim Termination Rate And Other Assumptions

•	Universal Life Insurance[2] After-Tax Charges Of $91 Million Primarily Related To Mortality And Interest Rate Assumption Updates

•	Continued Progress Towards Multi-Year LTC Rate Action Plan (MYRAP) With Nearly $400 Million Incremental Annual Premium Increases Approved In 2018, With A Net Present Value (NPV) Of Over $2 Billion

•	Cumulative Economic Benefit Of LTC Rate Increases Through Year-End 2018 Equal To Approximately $10.5 Billion, Approximately 65 Percent Of Total Amount Required Under The MYRAP

•	Holding Company Cash And Liquid Assets Of $504 Million

[1]	Private Mortgage Insurer Eligibility Requirements
[2]	Includes both universal life and term universal life insurance

Richmond, VA (February 5, 2019) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the quarter ended December 31, 2018. The company reported a net loss3 of $329 million, or $0.664 per diluted share, in the fourth quarter of 2018, compared with net income of $353 million, or $0.70 per diluted share, in the fourth quarter of 2017. The company reported an adjusted operating loss5 of $291 million, or $0.584 per diluted share, in the fourth quarter of 2018, compared with adjusted operating income of $326 million, or $0.65 per diluted share, in the fourth quarter of 2017. Genworth’s effective tax rate for the quarter was approximately 21 percent.

The company reported full year net income of $119 million, or $0.24 per diluted share, in 2018, compared with net income of $817 million, or $1.63 per diluted share, in 2017. The company reported adjusted operating income of $179 million, or $0.36 per diluted share, in 2018, compared with adjusted operating income of $696 million, or $1.39 per diluted share, in 2017. The full year effective tax rate was 34 percent due to foreign operations being taxed at their jurisdictional rates, which are higher than the domestic rate of 21 percent, and also due to the tax impact of forward starting swap gains settled prior to the change in the corporate tax rate, which will continue to be tax effected at 35 percent as they are amortized into net investment income.

Genworth made strong progress towards its multi-year LTC rate action plan in 2018, receiving approvals for nearly $400 million of incremental annual premium increases during the year, a 100 percent increase over 2017, with a NPV of over $2 billion. Genworth has achieved approximately $10.5 billion in NPV from approved rate increases since 2012, representing approximately 65 percent progress towards the multi-year LTC rate action plan consistent with loss recognition testing. The company continues to work closely with state regulators to demonstrate the broad-based need for actuarially justified rate increases in order to pay future claims. As previously disclosed, Genworth intends to manage the U.S. life entities on a standalone basis, with no plans to infuse capital in the future beyond the $175 million pledged to Genworth Life Insurance Company (GLIC) in connection with the completion of the Oceanwide transaction.

“I am very pleased with the performance of our mortgage insurance businesses in 2018, led by excellent results in our U.S. mortgage insurance business,” said Tom McInerney, president and CEO of Genworth. “Despite the increases in our LTC and life insurance reserves to reflect the changes in our underlying

[3]

Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share and book value per share should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per diluted share, adjusted operating income (loss) available to Genworth’s common stockholders, adjusted operating income (loss) available to Genworth’s common stockholders per diluted share and book value available to Genworth’s common stockholders per share, respectively.

[4]

Under applicable accounting guidance, companies in a loss position are required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share. Therefore, as a result of the loss from continuing operations for the three months ended December 31, 2018, the company was required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share for the three months ended December 31, 2018, as the inclusion of shares for stock options, restricted stock units and stock appreciation rights of 7.6 million would have been antidilutive to the calculation. If the company had not incurred a loss from continuing operations for the three months ended December 31, 2018, dilutive potential weighted-average common shares outstanding would have been 508.4 million.

[5]

This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

assumptions, we executed against our strategic priorities, including strengthening our balance sheet and delivering outstanding results on our multi-year LTC rate action plan. I am encouraged by our progress as well as our active engagement with state regulators who are focused on this important initiative. This is critical to stabilizing our U.S. life insurance business, which will continue to rely on its consolidated statutory capital, prudent management of in-force blocks and actuarially justified rate actions to pay future claims.”

Strategic Update

Genworth and Oceanwide continue to work towards closing the previously announced proposed transaction. Since the last earnings update, the parties obtained all required U.S. insurance regulatory approvals.

Following the public hearing held by the Delaware Department of Insurance, the Department approved the proposed acquisition of control by Oceanwide of GLIC, Genworth’s Delaware-domiciled insurance company.

The New York State Department of Financial Services (NY DFS) also approved the proposed acquisition of control by Oceanwide of Genworth Life Insurance Company of New York, Genworth’s New York-domiciled insurance company. As part of the NY DFS approval, Genworth and Oceanwide entered into a letter agreement with the NY DFS that acknowledges certain additional requirements relating to cyber-security matters and the protection of customer personally identifiable information. These requirements are consistent with the Enhanced Data Security Program that Genworth and Oceanwide have undertaken in connection with the clearance of the transaction by the Committee on Foreign Investment in the United States (CFIUS).

State insurance regulators in Virginia, North Carolina, South Carolina and Vermont reapproved the proposed acquisition of control by Oceanwide of Genworth’s subsidiaries domiciled in those states. Regulators in these four states had previously approved the transaction and reapproved it after the parties filed supplemental information to reflect changes to the transaction that had occurred since the regulators’ original approvals.

Additionally, Fannie Mae and Freddie Mac (GSEs) approved Oceanwide’s proposed acquisition of control of Genworth Mortgage Insurance Corporation, the flagship company of Genworth’s U.S. MI business. Approval from the GSEs included certain conditions that are subject to confidentiality obligations, which the parties anticipate being able to meet.

While both parties have made significant progress towards closing the transaction, due to pending regulatory approvals as well as the Chinese New Year/Spring Festival holiday, Genworth and Oceanwide agreed to extend the merger agreement deadline from January 31, 2019 to March 15, 2019. The closing of the transaction remains subject to the receipt of regulatory approvals in Canada and by the U.S. Financial Industry Regulatory Authority (FINRA). In addition, Oceanwide will need to receive clearance in China for currency conversion and the transfer of funds. Genworth and Oceanwide remain committed to satisfying the closing conditions under the merger agreement as soon as possible.

CEO Tom McInerney continued: “We remain actively engaged with regulators to secure the remaining regulatory approvals needed to close the transaction as soon as possible. The merger agreement extension allows us additional time to continue these productive, ongoing conversations. Our discussions with Canada have been centered around national security matters, including data protections and the safeguarding of our customers’ personally identifiable information, consistent with the Enhanced Data Security Program that Genworth and Oceanwide have undertaken in connection with the clearance of the transaction by CFIUS. We hope to be able to reach an agreement with Canada soon. Overall, I am very pleased with the progress towards completing the transaction with Oceanwide, which represents the greatest and most certain value for our stockholders.”

LU Zhiqiang, chairman of Oceanwide, added: “Oceanwide is pleased with the progress made towards closing the transaction since the acceptance of our filing with the National Development and Reform Commission (NDRC). We remain committed to the transaction, including the $1.5 billion contribution to Genworth over time following the consummation of the transaction. The first tranche of $500 million is expected to be contributed by March 31, 2019, with the remainder expected to be contributed by the end of 2019. We continue to believe the transaction will bring financial stability to Genworth’s businesses in the U.S. and enable us to bring insurance expertise and solutions to China, and we look forward to closing the transaction as soon as possible.”

Financial Performance

Consolidated Net Income (Loss) & Adjusted Operating Income (Loss)
	Three months ended December 31					Twelve months ended December 31
	2018		2017			2018		2017
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share	Total % change	Total	Per diluted share	Total	Per diluted share	Total % change
Net income (loss) available to Genworth’s common stockholders	$(329)	$(0.66)	$353	$0.70	(193)%	$119	$0.24	$817	$1.63	(85)%
Adjusted operating income (loss)	$(291)	$(0.58)	$326	$0.65	(189)%	$179	$0.36	$696	$1.39	(74)%
Weighted-average diluted common shares[4]	500.8		502.1			504.2		501.4

	As of December 31
	2018	2017
Book value per share	$24.86	$26.88
Book value per share, excluding accumulated other comprehensive income (loss)	$20.78	$20.82

Net income in the fourth quarter of 2018 was impacted by net investment losses, net of taxes and other adjustments, of $33 million in the quarter, relating primarily to losses on equity investments and derivatives held in Canada MI that were impacted by changes in interest rates and forward foreign exchange rates in the quarter, partially offset by realized gains on the sale of investment securities in LTC. Net income in the fourth quarter of 2017 benefitted from net investment gains, net of taxes and other adjustments, of $27 million.

Net investment income was $815 million in the quarter, flat to the prior quarter and up from $812 million in the prior year. Net investment income increased compared to the prior year due to higher investment yields, partially offset by lower variable investment income. The reported yield and the core yield5 for the quarter were 4.64 percent and 4.58 percent, respectively.

Adjusted operating income (loss) results by business line are summarized in the table below:

Adjusted Operating Income (Loss) (Amounts in millions)	Q4 18	Q3 18	Q4 17
U.S. Mortgage Insurance	$124	$118	$74
Canada Mortgage Insurance	48	44	43
Australia Mortgage Insurance	18	17	(125)
U.S. Life Insurance	(425)	(3)	(69)
Runoff	(2)	14	13
Corporate and Other	(54)	(45)	390

Total Adjusted Operating Income (Loss)	$(291)	$145	$326

Adjusted operating income (loss) represents income (loss) from continuing operations excluding net investment gains (losses), gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and other adjustments, net of taxes. A reconciliation of net income (loss) to adjusted operating income (loss) is included at the end of this press release.

Unless specifically noted in the discussion of results for the MI businesses in Canada and Australia, references to percentage changes exclude the impact of translating foreign denominated activity into U.S. dollars (foreign exchange). Percentage changes, which include the impact of foreign exchange, are found in a table at the end of this press release.

U.S. Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q4 18	Q3 18	Q4 17
Adjusted operating income	$124	$118	$74
New insurance written
Primary Flow	$9,300	$10,300	$10,200
Loss ratio	7%	11%	22%

U.S. MI reported adjusted operating income of $124 million, compared with $118 million in the prior quarter and $74 million in the prior year. The loss ratio in the current quarter was seven percent, down four points sequentially and down 15 points from the prior year. There were no material incremental incurred losses from areas impacted by hurricanes in the quarter, and delinquencies in those areas are curing in line with the company’s original loss expectations. Results in the quarter also benefitted from a lower corporate tax rate compared to the prior year.

Flow New Insurance Written (NIW) of $9.3 billion decreased 10 percent from the prior quarter primarily from a seasonally smaller purchase originations market and decreased nine percent versus the prior year primarily from a decline in refinance originations. During the fourth quarter of 2018, the company’s concentration of single premium flow NIW was 15 percent, down three points from the prior quarter and down eight points from the prior year as it continues its selective participation in this market. U.S. MI’s flow insurance in force increased 10 percent versus the prior year driven primarily by strong NIW and persistency.

Canada Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q4 18	Q3 18	Q4 17
Adjusted operating income	$48	$44	$43
New insurance written
Flow	$3,300	$4,200	$3,600
Bulk	$900	$600	$800
Loss ratio	18%	14%	9%

Canada MI reported adjusted operating income of $48 million versus $44 million in the prior quarter and $43 million in the prior year. The loss ratio in the quarter was 18 percent, up four points sequentially and nine points from the prior year primarily from higher average reserves on delinquencies in Alberta. Results in the current quarter also benefitted from favorable taxes compared to the prior quarter and the prior year.

Flow NIW was down 21 percent6 sequentially primarily from a seasonally smaller originations market and down six percent6 from the prior year. Bulk NIW for the quarter increased versus the fourth quarter of 2017 but declined for the full year versus the prior year as a result of regulatory changes introduced in 2016 and 2017.

Australia Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q4 18	Q3 18	Q4 17
Adjusted operating income (loss)	$18	$17	$(125)
New insurance written
Flow	$4,000	$3,800	$4,200
Bulk	$800	$—	$—
Loss ratio	29%	31%	(7)%

[6]	Percent change excludes the impact of foreign exchange.

Australia MI reported adjusted operating income of $18 million versus $17 million in the prior quarter and an adjusted operating loss of $125 million in the prior year. Fourth quarter 2017 results included an unfavorable $141 million impact from an annual review of its premium earnings pattern.

The loss ratio in the quarter was 29 percent, down two points sequentially from seasonally lower new delinquencies, net of cures. The loss ratio in the fourth quarter of 2017 was reduced by 35 points by the change in the premium earnings pattern.

Flow NIW was up 11 percent6 sequentially and up two percent6 from the prior year primarily due to increased mortgage origination activity with certain key customers during the current quarter.

U.S. Life Insurance

Adjusted Operating Income (Loss) (Amounts in millions)	Q4 18	Q3 18	Q4 17
Long Term Care Insurance	$(314)	$(24)	$17
Life Insurance	(108)	(2)	(85)
Fixed Annuities	(3)	23	(1)

Total U.S. Life Insurance	$(425)	$(3)	$(69)

Long Term Care Insurance

LTC reported an adjusted operating loss of $314 million, compared with an adjusted operating loss of $24 million in the prior quarter and adjusted operating income of $17 million in the prior year. During the quarter, the company completed its annual review of assumptions and methodologies related to its LTC reserves, which included updated company experience and review by a third-party actuarial firm. Based on the annual review, the company updated several assumptions and methodologies, including benefit utilization rate, claim termination rate and other assumptions.

As a result of these updates, the company increased LTC reserves by approximately $327 million pre-tax, resulting in an after-tax charge to earnings of $258 million in the fourth quarter. The primary impact related to increasing later duration utilization assumptions for claims with lifetime benefits, given current experience. The updated assumptions also increased new claim severity in the quarter versus the prior quarter and prior year.

Compared to the prior year, results also reflected higher frequency of new claims and higher benefit utilization, partially offset by higher premiums and benefit reductions from in force rate actions. Fluctuation in performance of existing claims also drove higher losses in the quarter, with fewer terminations relative to the prior quarter and prior year. Current and prior quarter results also included incremental tax expenses of $5 million above the 21 percent corporate tax rate as a result of the amortization of forward starting swap gains settled prior to the change in the corporate tax rate. Results in the prior year also included an after-tax reduction to claim reserves of $20 million primarily driven by assumption changes related to claims administrative expenses.

During the quarter, the company completed its annual review of GAAP active life margins, also referred to as loss recognition testing. All margin-testing assumptions were reviewed and updated where appropriate, including routine updates for lapse, mortality, and incidence assumptions and alignment of claim severity assumptions to the updated claim reserves methodology. Updated assumptions also reflected rate action approvals received in 2018 which had a positive impact on margins. As of December 31, 2017, the aggregate loss recognition testing margin for the business was approximately $0.5 to $1.0 billion, and the margin as of December 31, 2018 remains in this range. Claim severity assumptions used in margin testing were consistent with the updated assumptions used in the fourth quarter 2018 claim reserves. These updated claim severity assumptions had a limited impact on the active life reserve margin, which relates to active policies not on claim, as the increased later duration utilization assumptions for policies with lifetime benefits were mostly offset by favorable changes to assumptions for early claim durations.

The company continues to separately test its LTC acquired block (representing business written prior to late 1995) for recoverability as part of testing its loss recognition testing margins. The loss recognition testing margin for the LTC acquired block was positive and did not require an increase to reserves in the quarter.

Life Insurance

Life insurance reported an adjusted operating loss of $108 million, compared with $2 million in the prior quarter and $85 million in the prior year. During the quarter, the company completed its annual review of life insurance assumptions and recorded an after-tax charge of $91 million, primarily driven by assumption changes due to lower expected growth in interest rates and emerging mortality experience primarily in term universal life insurance products. Results in the prior year included an after-tax charge of $74 million related to the company’s annual review of life insurance assumptions. Results versus the prior quarter and prior year reflected unfavorable mortality in universal life insurance products and lower premiums in term life insurance products due to block runoff. Results versus the prior year also reflected higher investment income from higher asset levels.

Fixed Annuities

Fixed annuities reported an adjusted operating loss of $3 million, compared with adjusted operating income of $23 million in the prior quarter and an adjusted operating loss of $1 million in the prior year. During the quarter, the company recorded after-tax charges of $17 million driven primarily by assumption changes, including lower interest rates, resulting from loss recognition testing on the single premium annuity block. Results in the prior year included a net after-tax charge of $30 million driven by loss recognition testing and assumption updates. Results versus both the prior year and prior quarter reflected higher reserves associated with fixed index annuity products due to the decline in equity markets and interest rates in the current quarter. Results versus the prior year also reflected lower variable investment income.

Runoff

Runoff reported an adjusted operating loss of $2 million, compared with adjusted operating income of $14 million in the prior quarter and adjusted operating income of $13 million in the prior year, reflecting impacts from the decline in equity markets in the current quarter on the company’s variable annuity business.

Corporate And Other

Corporate and Other reported an adjusted operating loss of $54 million, compared with an adjusted operating loss of $45 million in the prior quarter and adjusted operating income of $390 million in the prior year. Results in the current quarter included unfavorable tax impacts related to tax reform adjustments and a correction, substantially offset by other tax adjustments. Results in the prior quarter included net favorable tax benefits of $10 million primarily related to tax reform adjustments. Results in the prior year included a net favorable impact of $456 million related to deferred taxes due to the combination of tax reform, business forecast improvements and other items. Results in the prior year also included an unfavorable $11 million tax charge related to the Australia MI premium earnings pattern update. Results in the current quarter also reflected a lower corporate tax rate compared to the prior year.

Capital & Liquidity

Genworth maintains the following capital positions in its operating subsidiaries:

Key Capital & Liquidity Metrics (Dollar amounts in millions)	Q4 18	Q3 18	Q4 17
U.S. MI
Consolidated Risk-To-Capital Ratio[7]	12.2:1	12.3:1	12.7:1
Genworth Mortgage Insurance Corporation Risk-To-Capital Ratio[7]	12.5:1	12.6:1	12.9:1
Private Mortgage Insurer Eligibility Requirements (PMIERs) Sufficiency Ratio[8]	129%	130%	121%
Canada MI
Minimum Capital Test (MCT) Ratio[7]	171%	171%	172%
Australia MI
Prescribed Capital Amount (PCA) Ratio[7]	194%	185%	193%
U.S. Life Insurance Companies
Consolidated Risk-Based Capital (RBC) Ratio7, [9]	190-200%	268%	282%
Holding Company Cash and Liquid Assets [10], [11]	$504	$609	$870

[7]	Company estimate for the fourth quarter of 2018 due to timing of the preparation and filing of statutory statements.
[8]

The PMIERs sufficiency ratio is calculated as available assets divided by required assets as defined within the current PMIERs. The current period PMIERs sufficiency ratio is an estimate due to the timing of the PMIERs filing for the U.S. mortgage insurance business. As of December 31, 2018, September 30, 2018 and December 31, 2017, the PMIERs sufficiency ratios were in excess of $750 million, $750 million, and $550 million, respectively, of available assets above the current PMIERs requirements. The PMIERs sufficiency ratio as of September 30, 2018 and December 31, 2017 was negatively impacted by approximately one and four points, respectively, by the increase in new delinquencies reported in the fourth quarter of 2017 in areas impacted by hurricanes Harvey and Irma. There was no impact on the ratio at December 31, 2018.

[9]	Cash flow testing for U.S. life insurance companies is not yet complete. RBC ratio based on Company Action Level.
[10]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[11]

Genworth Holdings, Inc. had $429 million, $534 million and $795 million of cash, cash equivalents and restricted cash as of December 31, 2018, September 30, 2018 and December 31, 2017, respectively, which included approximately $16 million, $16 million and $4 million of restricted cash, respectively. Genworth Holdings, Inc. also held $75 million in U.S. government securities as of December 31, 2018, September 30, 2018 and December 31, 2017, which included approximately $42 million, $37 million and $41 million, respectively, of restricted assets.

Key Points

•

U.S. MI’s PMIERs sufficiency ratio declined slightly to 129 percent versus the prior quarter and is estimated to be 122 percent under the revised PMIERs 2.0 standards that will be effective March 31, 2019;

•	Canada MI’s MCT ratio is estimated to be 171 percent, above both the regulatory minimum requirement of 150 percent and the company’s operating range of 160 to 165 percent;

•

Australia MI’s PCA ratio increased nine points sequentially to 194 percent driven primarily by an increase in available capital from earnings and a reduction in required capital from portfolio seasoning;

•

Consolidated risk-based capital ratio for U.S. life companies is estimated to be between 190 percent and 200 percent[9]. This includes impacts from assumption updates, completion of the phase-in of previously agreed upon reserve increases for stand-alone testing of universal life insurance products with secondary guarantees (Actuarial Guideline 38), and RBC changes relating to tax reform impacts. This does not include potential impacts from cash flow testing which is not yet complete. Final statutory and cash flow testing results will be made available with year-end statutory filings;

•

Genworth completed a bond consent solicitation in the fourth quarter, removing all U.S. Life insurance subsidiaries from certain events of default which eliminates a technical default risk at the holding company; and

•

The holding company ended the quarter with $504 million of cash and liquid assets, which is slightly below the company’s target of two times expected annual debt interest payments excluding restricted cash. The company’s next scheduled debt maturity is in June 2020.

About Genworth Financial

This press release, the fourth quarter 2018 financial supplement and the earnings presentation are now posted on the company’s website, http://investor.genworth.com. Investors are encouraged to review these materials. Due to the pending sale to China Oceanwide, the company does not plan to host an earnings call.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “adjusted operating income (loss)” and “adjusted operating income (loss) per share.” Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of adjusted operating income (loss). The company defines adjusted operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income (loss) attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and restructuring costs are also excluded from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Infrequent or unusual non-operating items are also excluded from adjusted operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

While some of these items may be significant components of net income (loss) available to Genworth Financial, Inc.’s common stockholders in accordance with U.S. GAAP, the company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from adjusted operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth Financial, Inc.’s common stockholders or net income (loss) available to Genworth Financial, Inc.’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

On December 22, 2017, the Tax Cuts and Jobs Act (TCJA) was signed into law. The TCJA reduced the U.S. corporate federal income tax rate to 21 percent effective for taxable years beginning on January 1, 2018. Therefore, beginning in the first quarter of 2018, the company assumed a tax rate of 21 percent on certain adjustments to reconcile net income (loss) available to Genworth Financial, Inc.’s common stockholders and adjusted operating income (loss) and in the explanation of specific variances of operating performance (unless otherwise indicated). In the prior year, the company assumed a tax rate of 35 percent, the previous U.S. corporate federal income tax rate prior to the enactment of the TCJA, on certain adjustments to reconcile net income available to Genworth Financial, Inc.’s common stockholders and adjusted operating income and in the explanation of specific variances of operating performance. These adjustments are also net of the portion attributable to noncontrolling interests and net investment gains (losses) are adjusted for DAC and other intangible amortization and certain benefit reserves.

The company recorded a pre-tax expense of $2 million in the third quarter of 2018 and $1 million in the third and first quarters of 2017 related to restructuring costs as it continues to evaluate and appropriately size its organizational needs and expenses. There were no infrequent or unusual items excluded from adjusted operating income (loss) during the periods presented other than fees incurred during the fourth quarter of 2018 related to Genworth Holdings, Inc.’s bond consent solicitation of $6 million for broker, advisor and investment banking fees.

The tables at the end of this press release provide a reconciliation of net income (loss) available to Genworth Financial, Inc.’s common stockholders to adjusted operating income (loss) for the three and twelve months ended December 31, 2018 and 2017, as well as for the three months ended September 30, 2018, and reflect adjusted operating income (loss) as determined in accordance with accounting guidance related to segment reporting.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for items that do not reflect the underlying performance of the investment portfolio. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with U.S. GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of reported U.S. GAAP yield to core yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The TCJA reduced the U.S. corporate federal income tax rate to 21 percent effective for taxable years beginning on January 1, 2018 and migrated the worldwide tax system to a territorial international tax system. Therefore, beginning on January 1, 2018 the company taxed its international businesses at their local statutory tax rates and its domestic businesses at the new enacted tax rate of 21 percent. The company allocates its consolidated provision for income taxes to its operating segments. The company’s allocation methodology applies a specific tax rate to the pre-tax income (loss) of each segment, which is then adjusted in each segment to reflect the tax attributes of items unique to that segment such as foreign income. The difference between the consolidated provision for income taxes and the sum of the provision for income taxes in each segment is reflected in Corporate and Other activities.

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new business generated in a period. Sales refer to new insurance written for mortgage insurance. The company considers new insurance written to be a measure of the company’s operating performance because it represents a measure of new sales of insurance policies during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management regularly monitors and reports insurance in force and risk in force. Insurance in force for the company’s mortgage insurance businesses is a measure of the aggregate original loan balance for outstanding insurance policies as of the respective reporting date. Risk in force for the company’s U.S. mortgage insurance business is based on the coverage percentage applied to the estimated current outstanding loan balance. The company considers insurance in force and risk in force to be measures of its operating performance because they represent measures of the size of its business at a specific date which will generate revenues and profits in a future period, rather than measures of its revenues or profitability during that period.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the mortgage insurance businesses, the loss ratio is the ratio of benefits and other changes in policy reserves to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Examples of forward-looking statements include statements the company makes relating to the transaction with China Oceanwide Holdings Group Co., Ltd. (Oceanwide) and the company’s discussions with regulators in connection therewith. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

•

risks related to the proposed transaction with Oceanwide including: the company’s inability to complete the transaction in a timely manner or at all; the parties’ inability to obtain regulatory approvals, or the possibility that regulatory approvals may further delay the transaction or will not be received prior to March 15, 2019 (and either or both of the parties may not be willing to further waive their end date termination rights beyond March 15, 2019) or that materially burdensome or adverse regulatory conditions may be imposed or undesirable measures may be required in connection with any such regulatory approvals (including those conditions or measures that either or both of the parties may be unwilling to accept or undertake, as applicable); the risk that the parties will not be able to obtain other regulatory approvals, including in connection with a potential alternative funding structure or the current geo-political environment; the parties’ inability to obtain any necessary regulatory approvals for the post-closing capital plan; the risk that a condition to the closing of the transaction may not be satisfied; potential legal proceedings that may be instituted against the company in connection with the transaction that may delay, make it more costly or ultimately preclude it; the risk that the proposed transaction disrupts the company’s current plans and operations as a result of the announcement and consummation of the transaction; certain restrictions during the pendency of the transaction that may impact the company’s ability to pursue certain business opportunities or strategic transactions; continued availability of capital and financing to the company before, or in the absence of, the consummation of the transaction; further rating agency actions and downgrades in the company’s debt or financial strength ratings; changes in applicable laws or regulations; the company’s ability to recognize the anticipated benefits of the transaction; the amount of the costs, fees, expenses and other charges related to the transaction; the risks related to diverting management’s attention from the company’s ongoing business operations; the merger agreement may be terminated in circumstances that would require the company to pay Oceanwide a fee; the company’s ability to attract, recruit, retain and motivate current and prospective employees may be adversely affected; and disruptions and uncertainty relating to the transaction, whether or not it is completed, may harm the company’s relationships with its employees, customers, distributors, vendors or other business partners, and may result in a negative impact on the company’s business;

•

strategic risks in the event the proposed transaction with Oceanwide is not consummated including: the company’s inability to successfully execute alternative strategic plans to effectively address its current business challenges (including with respect to its U.S. life insurance businesses, debt obligations, cost savings, ratings and capital); the company’s ability to continue to sell long term care insurance policies; the company’s inability to attract buyers for any businesses or other assets it may seek to sell, or securities it may seek to issue, in each case, in a timely manner and on anticipated terms; failure to obtain any required regulatory, stockholder and/or noteholder approvals or consents for such alternative strategic plans, or the company’s challenges changing or being more costly or difficult to successfully address than currently anticipated or the benefits achieved being less than anticipated; inability to achieve anticipated cost-savings in a timely manner; and adverse tax or accounting charges; and the company’s ability to increase the capital needed in its businesses in a timely manner and on anticipated terms, including through improved business performance, reinsurance or similar transactions, asset sales, securities offerings or otherwise, in each case as and when required;

•

risks relating to estimates, assumptions and valuations including: inadequate reserves and the need to increase reserves (including as a result of any changes the company may make in the future to its assumptions, methodologies or otherwise in connection with periodic or other reviews); risks related to the impact of the company’s annual review of assumptions and methodologies related to its long term care insurance claim reserves and margin reviews, including risks that additional information obtained in the future or other changes to assumptions or methodologies materially affect margins; inaccurate models; deviations from the company’s estimates and actuarial assumptions or other reasons in its long term care insurance, life insurance and/or annuity businesses; accelerated amortization of deferred acquisition costs (DAC) and present value of future profits (PVFP) (including as a result of any future changes it may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews); adverse impact on the company’s financial results as a result of projected profits followed by projected losses (as is currently the case with its long term care insurance business); adverse impact on the company’s results of operations, including the outcome of its annual review of the premium earnings pattern for its mortgage insurance businesses; and changes in valuation of fixed maturity and equity securities;

•

risks relating to economic, market and political conditions including: downturns and volatility in global economies and equity and credit markets; interest rates and changes in rates (particularly given the historically low interest rate environment) have adversely impacted, and may continue to materially adversely impact, the company’s business and profitability; deterioration in economic conditions or a decline in home prices that adversely affect the company’s loss experience in mortgage insurance; political and economic instability or changes in government policies; and fluctuations in foreign currency exchange rates and international securities markets;

•

regulatory and legal risks including: extensive regulation of the company’s businesses and changes in applicable laws and regulations (including changes to tax laws and regulations); litigation and regulatory investigations or other actions; dependence on dividends and other distributions from the company’s subsidiaries (particularly its international subsidiaries) and the inability of any subsidiaries to pay dividends or make other distributions to the company, including as a result of the performance of its subsidiaries and insurance, regulatory or corporate law restrictions; adverse change in regulatory requirements, including risk-based capital; changes in regulations adversely affecting the company’s international operations; inability to continue to maintain the private mortgage insurer eligibility requirements (PMIERs); inability of the company’s U.S. mortgage insurance subsidiaries to meet minimum statutory capital requirements and hazardous financial condition standards; the influence of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and a small number of large mortgage lenders on the U.S. mortgage insurance market and adverse changes to the role or structure of Fannie Mae and Freddie Mac; adverse changes in regulations affecting the company’s mortgage insurance businesses;

inability to continue to implement actions to mitigate the impact of statutory reserve requirements; impact of additional regulations pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act; changes in tax laws; and changes in accounting and reporting standards;

•

liquidity, financial strength ratings, credit and counterparty risks including: insufficient internal sources to meet liquidity needs and limited or no access to capital (including the ability to obtain further financing under an additional secured term loan or credit facility); future adverse rating agency actions, including with respect to rating downgrades or potential downgrades or being put on review for potential downgrade, all of which could have adverse implications for the company, including with respect to key business relationships, product offerings, business results of operations, financial condition and capital needs, strategic plans, collateral obligations and availability and terms of hedging, reinsurance and borrowings; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of the company’s fixed maturity securities portfolio; and defaults on the company’s commercial mortgage loans or the mortgage loans underlying its investments in commercial mortgage-backed securities and volatility in performance;

•

operational risks including: inability to retain, attract and motivate qualified employees or senior management; ineffective or inadequate risk management in identifying, controlling or mitigating risks; reliance on, and loss of, key customer or distribution relationships; competition, including in the company’s mortgage insurance businesses from government and government-owned and government-sponsored enterprises (GSEs) offering mortgage insurance; the design and effectiveness of its disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations; and failure or any compromise of the security of the company’s computer systems, disaster recovery systems and business continuity plans and failures to safeguard, or breaches of, its confidential information;

•

insurance and product-related risks including: the company’s inability to increase sufficiently, and in a timely manner, premiums on in force long term care insurance policies and/or reduce in force benefits, and charge higher premiums on new policies, in each case, as currently anticipated and as may be required from time to time in the future (including as a result of the company’s failure to obtain any necessary regulatory approvals or unwillingness or inability of policyholders to pay increased premiums), including to offset any negative impact on the company’s long term care insurance margins; failure to sufficiently increase new sales for the company’s long term care insurance products; availability, affordability and adequacy of reinsurance to protect the company against losses; inability to realize anticipated benefits of the company’s rescissions, curtailments, loan modifications or other similar programs in its mortgage insurance businesses; premiums for the significant portion of the company’s mortgage insurance risk in force with high loan-to-value ratios may not be sufficient to compensate the company for the greater risks associated with those policies; decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations; increases in the use of alternatives to private mortgage insurance and reductions in the level of coverage selected; potential liabilities in connection with the company’s U.S. contract underwriting services; and medical advances, such as genetic research and diagnostic imaging, and related legislation that impact policyholder behavior in ways adverse to the company;

•

other risks including: occurrence of natural or man-made disasters or a pandemic; impairments of or valuation allowances against the company’s deferred tax assets; the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if its corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control; and provisions of the company’s certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	risks relating to the company’s common stock including: the continued suspension of payment of dividends; and stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	investorinfo@genworth.com

Media:	Julie Westermann, 804 662.2423
julie.westermann@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Premiums	$1,121	$622	$4,519	$4,004
Net investment income	815	812	3,262	3,200
Net investment gains (losses)	(114)	45	(146)	265
Policy fees and other income	191	207	795	826

Total revenues	2,013	1,686	8,430	8,295

Benefits and expenses:
Benefits and other changes in policy reserves	1,847	1,383	5,684	5,179
Interest credited	152	152	611	646
Acquisition and operating expenses, net of deferrals	261	247	997	1,022
Amortization of deferred acquisition costs and intangibles	92	119	391	435
Interest expense	74	75	299	284

Total benefits and expenses	2,426	1,976	7,982	7,566

Income (loss) from continuing operations before income taxes	(413)	(290)	448	729
Provision (benefit) for income taxes	(86)	(555)	151	(207)

Income (loss) from continuing operations	(327)	265	297	936
Loss from discontinued operations, net of taxes	—	—	—	(9)

Net income (loss)	(327)	265	297	927
Less: net income (loss) attributable to noncontrolling interests	2	(88)	178	110

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$(329)	$353	$119	$817

Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$(0.66)	$0.71	$0.24	$1.66

Diluted	$(0.66)	$0.70	$0.24	$1.65

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$(0.66)	$0.71	$0.24	$1.64

Diluted	$(0.66)	$0.70	$0.24	$1.63

Weighted-average common shares outstanding:
Basic	500.8	499.2	500.4	499.0

Diluted[4]	500.8	502.1	504.2	501.4

Reconciliation of Net Income (Loss) to Adjusted Operating Income (Loss)

(Amounts in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,		Three months ended September 30,
	2018	2017	2018	2017	2018
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$(329)	$353	$119	$817	$146
Add: net income (loss) attributable to noncontrolling interests	2	(88)	178	110	64

Net income (loss)	(327)	265	297	927	210
Loss from discontinued operations, net of taxes	—	—	—	(9)	—

Income (loss) from continuing operations	(327)	265	297	936	210
Less: income (loss) from continuing operations attributable to noncontrolling interests	2	(88)	178	110	64

Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders	(329)	353	119	826	146
Adjustments to income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net[12]	42	(41)	68	(202)	(3)
Expenses related to restructuring	—	—	2	2	2
Fees associated with bond consent solicitation	6	—	6	—	—
Taxes on adjustments	(10)	14	(16)	70	—

Adjusted operating income (loss)	$(291)	$326	$179	$696	$145

Adjusted operating income (loss):
U.S. Mortgage Insurance segment	$124	$74	$490	$311	$118
Canada Mortgage Insurance segment	48	43	187	157	44
Australia Mortgage Insurance segment	18	(125)	76	(88)	17
U.S. Life Insurance segment:
Long Term Care Insurance	(314)	17	(348)	59	(24)
Life Insurance	(108)	(85)	(107)	(79)	(2)
Fixed Annuities	(3)	(1)	79	42	23

Total U.S. Life Insurance segment	(425)	(69)	(376)	22	(3)

Runoff segment	(2)	13	35	51	14
Corporate and Other	(54)	390	(233)	243	(45)

Adjusted operating income (loss)	$(291)	$326	$179	$696	$145

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$(0.66)	$0.71	$0.24	$1.64	$0.29

Diluted	$(0.66)	$0.70	$0.24	$1.63	$0.29

Adjusted operating income (loss) per share:
Basic	$(0.58)	$0.65	$0.36	$1.40	$0.29

Diluted	$(0.58)	$0.65	$0.36	$1.39	$0.29

Weighted-average common shares outstanding:
Basic	500.8	499.2	500.4	499.0	500.7

Diluted[4]	500.8	502.1	504.2	501.4	503.3

[12]

For the three months ended December 31, 2018 and 2017, the years ended December 31, 2018 and 2017 and the three months ended September 30, 2018, net investment gains (losses) were adjusted for DAC and other intangible amortization and certain benefit reserves of $(5) million, $(3) million, $(12) million, $(3) million and $(3) million, respectively, and adjusted for net investment gains (losses) attributable to non-controlling interests of $(67) million, $7 million, $(66) million, $66 million and $13 million, respectively.

Condensed Consolidated Balance Sheets

(Amounts in millions)

	December 31, 2018	December 31, 2017

	(Unaudited)
Assets
Cash, cash equivalents, restricted cash and invested assets	$72,966	$76,911
Deferred acquisition costs	3,263	2,329
Intangible assets and goodwill	347	301
Reinsurance recoverable	17,278	17,569
Deferred tax and other assets	1,210	957
Separate account assets	5,859	7,230

Total assets	$100,923	$105,297

Liabilities and equity
Liabilities:
Future policy benefits	$37,940	$38,472
Policyholder account balances	22,968	24,195
Liability for policy and contract claims	10,379	9,594
Unearned premiums	3,546	3,967
Deferred tax and other liabilities	1,706	1,937
Borrowings related to securitization entities	—	40
Non-recourse funding obligations	311	310
Long-term borrowings	4,025	4,224
Separate account liabilities	5,859	7,230

Total liabilities	86,734	89,969

Equity:
Common stock	1	1
Additional paid-in capital	11,987	11,977

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	585	1,075
Net unrealized gains (losses) on other-than-temporarily impaired securities	10	10

Net unrealized investment gains (losses)	595	1,085

Derivatives qualifying as hedges	1,781	2,065
Foreign currency translation and other adjustments	(332)	(123)

Total accumulated other comprehensive income (loss)	2,044	3,027
Retained earnings	1,118	1,113
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	12,450	13,418
Noncontrolling interests	1,739	1,910

Total equity	14,189	15,328

Total liabilities and equity	$100,923	$105,297

Impact of Foreign Exchange on Adjusted Operating Income (Loss) And Flow New Insurance Written13

Three months ended December 31, 2018

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[14]
Canada Mortgage Insurance (MI):
Adjusted operating income	12%	16%
Flow new insurance written	(8)%	(6)%
Flow new insurance written (4Q18 vs. 3Q18)	(21)%	(21)%

Australia MI:
Adjusted operating income (loss)	114%	115%
Flow new insurance written	(5)%	2%
Flow new insurance written (4Q18 vs. 3Q18)	5%	11%

[13]	All percentages are comparing the fourth quarter of 2018 to the fourth quarter of 2017 unless otherwise stated.
[14]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Reported Yield to Core Yield

Three months ended December 31, 2018
(Assets - amounts in billions)
Reported Total Invested Assets and Cash	$72.3
Subtract:
Securities lending	0.1
Unrealized gains (losses)	1.9

Adjusted end of period invested assets and cash	$70.3

Average Invested Assets And Cash Used in Reported Yield Calculation	$70.2
Subtract:
Restricted commercial mortgage loans related to securitization entities[15]	—

Average Invested Assets And Cash Used in Core Yield Calculation	$70.2

(Income - amounts in millions)
Reported Net Investment Income	$815
Subtract:
Bond calls and commercial mortgage loan prepayments	8
Other non-core items[16]	2
Restricted commercial mortgage loans related to securitization entities[15]	1

Core Net Investment Income	$804

Reported Yield	4.64%

Core Yield	4.58%

[15]	Represents the incremental assets and investment income related to restricted commercial mortgage loans.
[16]	Includes cost basis adjustments on structured securities and various other immaterial items.